Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Silence Therapeutics plc

27 Eastcastle Street

London W1W 8DH

United Kingdom

7 May 2024

Ladies and Gentlemen:

Re: Silence Therapeutics plc — Resale Registration Statement on Form F-3 — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Silence Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the private placement of American Depositary Shares (“ADSs”) each representing three ordinary shares of £0.05 each (the “Ordinary Shares”) in the capital of the Company (the “Private Placement”).

1.2

The Private Placement comprised the sale of 5,714,286 new ADSs (the “New ADSs”) representing 17,142,858 new Ordinary Shares (the “New Shares”) to certain investors (the “Investors”) pursuant to a New York law governed securities purchase agreement between the Company and the Investors dated 2 February 2024 (the “Securities Purchase Agreement”). The New Shares were allotted and issued and the New ADSs were issued on 7 February 2024.

1.3

In connection with the preparation and filing of a resale registration statement on Form F-3 to which this letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions solely from the Company.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement filed by the Company with the SEC on 7 May 2024;

2.2	a PDF executed copy of the Securities Purchase Agreement;

2.3

a PDF executed copy of a New York law governed registration rights agreement dated 2 February 2024 between the Company and the Investors (the “Registration Rights Agreement” and, together with the Securities Purchase Agreement, the “Agreements”); and

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

Page Two

2.4

a PDF executed copy of a certificate dated 7 May 2024 signed by the Company’s company secretary (the “Secretary’s Certificate”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company’s company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)

a PDF copy of the certificate of incorporation of the Company dated 18 November 1994, a PDF copy of the certificate of incorporation on change of name of the Company dated 21 June 1999 and a PDF copy of the certificate of incorporation on change of name of the Company dated 26 April 2007;

(b)	a PDF copy of the articles of association of the Company adopted on 1 November 2021 (the “Articles”);

(c)

a PDF executed copy of the written resolutions passed by the board of directors of the Company (the “Board” or the “Directors”) on 26 January 2024 approving, inter alia, (i) the Private Placement in principle and (ii) the constitution of a pricing committee of the Board (the “Pricing Committee”) to approve various matters in connection with the Private Placement (the “Board Written Resolutions”);

(d)

a PDF executed copy of the minutes of a meeting of the Pricing Committee held on 2 February 2024 at which it was resolved, inter alia, to (i) enter into each of the Agreements, (ii) authorise and approve the preparation and filing of the Registration Statement with the SEC and (iii) approve the offering and sale of the New ADSs and the allotment and issue of the New Shares (the “Committee Minutes”); and

(e)

a PDF executed copy of the resolutions passed at the annual general meeting of the Company held on 27 April 2023 (the “2023 AGM”), at which it was resolved, inter alia, to (i) authorise the Directors to allot shares in the Company and to grant rights to subscribe for or to convert any security into shares in the Company pursuant to section 551 of the Companies Act 2006, as amended (the “Companies Act”) up to a maximum aggregate nominal amount of £5,402,633.25 and (ii) empower the Directors pursuant to section 570 of the Companies Act to allot equity securities (as defined in section 560 of the Companies Act) pursuant to the authority referred to in (i) as if section 561(1) of the Companies Act did not apply to such allotment up to a maximum aggregate nominal amount of £5,402,633.25 (the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 8:51 a.m. (London time) on 7 May 2024 (the “Companies House Search”); and

3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:03 a.m. (London time) on 7 May 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), as at the date of this letter, we are of the opinion that the New Shares were validly issued, fully paid or credited as fully paid and are not subject to any call for payment of further capital.

Page Three

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.4	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.5

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made;

5.6

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at the date of the Registration Statement;

5.7	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter;

5.8	to the extent that the obligations of the Company under each of the Agreements may be dependent upon such matters, each of the parties to the Agreements:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform each of the Agreements;

(d)

is duly qualified to engage in the activities contemplated by each of the Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Agreements;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in the relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents;

5.9	each of the Agreements (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

5.10	each of the Agreements remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter;

Page Four

5.11	each of the persons who executed the Agreements on behalf of the relevant parties thereto executed an identical final version of each such document, in each case in the form reviewed by us;

5.12

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of either of the Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Agreements;

5.13

in relation to each of the Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that the allotment and issue of the New Shares was made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.14

the Company is, and the Company and each party to the each of the Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.15	the Registration Statement has been filed with the SEC;

5.16

the resolutions set out in the Board Written Resolutions referred to in paragraph 2.4 (Documents) were validly passed as written resolutions of the Board in accordance with the Articles, that all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director whose vote is not to be counted in respect of a particular matter) signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect;

5.17

the Committee Minutes referred to in paragraph 2.4 (Documents) are a true record of the proceedings described therein, and that the meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Pricing Committee were duly adopted, have not been revoked or varied and remain in full force and effect;

5.18

the 2023 AGM was duly convened and held on 27 April 2023 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.4 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.19

all of the New Shares were allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 6 and 7, respectively, of the Shareholder Resolutions, and that at the time of such allotment and issue that authority and that power remained unutilised to a sufficient extent to enable the allotment and issue of the New Shares;

5.20	all of the New Shares were duly allotted by the Pricing Committee in accordance with the Articles and the requirements of all applicable laws;

5.21

the Company received payment in full for the New Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company entered the holder thereof in the register of members of the Company showing that all such shares had been fully paid up as to their nominal value and any premium thereon as at the date of such allotment;

Page Five

5.22	the persons authorised and appointed by the Pricing Committee to execute the Agreements on behalf of the Company (the “Authorised Signatories”) were so appointed and authorised;

5.23	the persons executing each of the Agreements on behalf of the Company were the Authorised Signatories and their authority had not been revoked;

5.24

there was at the time of the allotment and issue of the New Shares, and there remains, no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the New Shares;

5.25

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.26

none of the parties to either of the Agreements has taken any corporate or other action nor have any steps taken or legal proceedings been started against any such party for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party (including the Company) or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to either of the Agreements (including the Company) is unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.27

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.28

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.29

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinion given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.30

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.31

we note that the Agreements each provide that they are to be governed by and construed in accordance with New York law. We express no opinion as to any matters governed by New York law. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Agreements under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Agreements has been limited to their terms as they appear to us on their face. We have assumed that the choice of New York law in each of the Agreements is valid as a matter of New York law and the Agreements and each of their respective provisions are valid, binding and enforceable under

Page Six

New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of the Agreements will have jurisdiction over the parties and the subject matter of any action brought in that court under the Agreements;

5.32

except to the extent expressly set out in the opinion given in this letter, no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of either of the Agreements by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits;

5.33

each person involved in or dealing with the Company in connection with the Private Placement which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of Financial Services and Markets Act 2000, as amended (the “FSMA”) is an authorised person or exempt person under the FSMA;

5.34

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom except in circumstances which do not require the publication of a prospectus pursuant to the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) or the FSMA or of any other United Kingdom laws or regulations concerning offers of securities to the public;

5.35

no communication has been or shall be made in relation to the New ADSs or the New Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; in particular, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the offer and issue of the New ADSs and the New Shares has only been and will only be communicated or caused to be communicated in circumstances in which there has been and will be no breach of section 21(1) of the FSMA;

5.36	in issuing the New Shares, the Company was not carrying on a regulated activity for the purposes of section 19 of the FSMA;

5.37

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the New ADSs and the New Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

5.38

no application has been or will be made for any New ADSs or New Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinion stated in paragraph 4 (Opinion).

Page Seven

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in

Page Eight

the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5

Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6

If (a) a party to either of the Agreements is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to either of the Agreements is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to either of the Agreements is otherwise affected by Sanctions, then the rights and obligations of such person under the relevant Agreement may be void and/or unenforceable.

7.7

We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to either of the Agreements or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP